FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-12

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: Jan 27 2014 08:54:06

WFRBS COMMERCIAL MORTGAGE TRUST 2014-LC14 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $1,103.355MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/F/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
A-1	AAA(sf)/AAAsf/Aaa(sf)	66.263	2.70	30.000%	45.8%	15.8%
A-2	AAA(sf)/AAAsf/Aaa(sf)	189.675	4.95	30.000%	45.8%	15.8%
A-3	AAA(sf)/AAAsf/Aaa(sf)	80.000	6.74	30.000%	45.8%	15.8%
A-4	AAA(sf)/AAAsf/Aaa(sf)	175.000	9.76	30.000%	45.8%	15.8%
A-5	AAA(sf)/AAAsf/Aaa(sf)	278.492	9.87	30.000%	45.8%	15.8%
A-SB	AAA(sf)/AAAsf/Aaa(sf)	89.487	7.41	30.000%	45.8%	15.8%
A-S	AAA(sf)/AAAsf/Aaa(sf)	95.739	9.90	22.375%	50.8%	14.2%
B	AA(low)(sf)/AA-sf/Aa3(sf)	81.614	9.92	15.875%	55.0%	13.1%
C	A(low)(sf)/A-sf/A3(sf)	47.085	9.99	12.125%	57.5%	12.5%
PEX	A(low)(sf)/A-sf/A1(sf)	224.438	9.93	12.125%	57.5%	12.5%
X-A	AAA(sf)/AAAsf/Aaa(sf)	974.656	N/A	N/A	N/A	N/A
X-B	AAA(sf)/BBB-sf/NR	193.048	N/A	N/A	N/A	N/A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/F/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
D	BBB(low)(sf)/BBB-sf/NR	64.349	9.99	7.000%	60.8%	11.9%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,255,596,034
NUMBER OF LOANS:	71
NUMBER OF PROPERTIES:	144
WA CUT-OFF LTV:	66.4%
WA BALLOON LTV:	57.4%
WA U/W DSCR:	1.65x
WA U/W NOI DEBT YIELD:	11.0%
WA MORTGAGE RATE:	5.021%
TOP TEN LOANS %:	48.6%
WA TERM TO MATURITY (MOS):	108
WA AMORTIZATION TERM (MOS):	346
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (42.9%), LCF (29.2%), RMF (16.2%),
RBS (11.6%)

TOP 5 PROPERTY TYPES:	RETAIL (23.1%), OTHER (15.7%), OFFICE (15.4%)
HOSPITALITY (13.7%), MULTIFAMILY (13.3%)

TOP 5 STATES:	GA(15.0%), FL(12.2%), PA(10.4%), TX(8.1%), NJ(6.5%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP:	RIALTO CMBS, LLC OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY FWP:	JANUARY 28
PRESALE REPORTS:	MID-WEEK OF 1/27
ANTICIPATED PRICING:	END OF WEEK 1/27
ANTICIPATED SETTLEMENT:	FEBRUARY 20, 2014

ROADSHOW
NEW YORK 1x1's:	TUES, 1/28
CONFERENCE CALLS:	UPON DEMAND
HARTFORD, BREAKFAST:	MON, 1/27 @ 8:30AM EST, MAX'S DOWNTOWN
BOSTON, LUNCH:	MON, 1/27 @ 12:30PM EST, THE LANGHAM
MINNEAPOLIS, BREAKFAST:	TUES, 1/28 @ 7:30AM CST, GRAND HOTEL MINNEAPOLIS

GLOBAL INVESTOR CALL
DATE:	MON, 1/27
TIME:	2:30PM EST
US DIAL-IN:	(855) 203-2435
INTERNATIONL DIAL-IN:	(210) 787-4765
CONFERENCE ID:	46563713

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.